EXHIBIT 10.02

EMPLOYEE STOCK OPTION AGREEMENT
UNDER THE 2007 EQUITY INCENTIVE PLAN
OF BENIHANA INC.

In consideration of services to be rendered by you (the “Grantee”) to Benihana Inc., a Delaware corporation (the “Company") or its subsidiary, you have been granted an option (the “Option”) under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), which is incorporated herein by reference, to purchase from the Company a number of shares of Class A Common Stock of the Company (the “Shares”) at the exercise price per Share as listed on Exhibit A (the “Information Page”) subject to the terms and conditions of this Agreement and the 2007 Plan.

1.        OPTION TERMS.  The date of grant, the maximum number of Shares the Option entitles the Grantee to purchase, the number of Shares which are subject to that portion of the Option that is intended to qualify as an Incentive Stock Option (“ISO”) and the number of Shares which are subject to that portion of the Option that is designated as a non-incentive stock option (“non-ISO”), the option exercise price per Share, the date or dates on which the Option will vest (i.e., will become first exercisable) and the date of expiration of the Option are identified on the Information Page.

2.        TERM OF OPTION AND EXERCISABILITY.  Subject to the provisions of Paragraphs 5 and 6 hereof, the Option shall expire at 5:00 P.M. (New York City Time) on the Expiration Date listed on the Information Page (which in the case of an ISO granted to a 10% Holder shall be no more than five years from the grant date) and shall become first exercisable as to the Shares covered by the Option in one or more installments on the dates listed on the Information Page.  Notwithstanding the foregoing, the Option may not be exercised as to less than 100 Shares at any time (or the remaining Shares covered by the Option, if less than 100 Shares); and the Option may not be exercised until fulfillment of all applicable conditions precedent referred to in Paragraph 7 hereof.  The exercise price of the Option shall be paid in full at the time of exercise as set forth in Paragraph 3 hereof.  Except as provided in Paragraphs 5 and 6 hereof, the Option may not be exercised unless the Grantee shall have been in the continuous employ of the Company or of one or more of its subsidiaries from the date of the Option grant to the date of the exercise of the Option.

3.        METHOD OF EXERCISING OPTION.  The Option is only exercisable by the Grantee (or his or her permitted transferee as set forth in Paragraph 8 hereof) by written notice to the Stock Plan Administrator substantially in the form of that attached to this Agreement as Exhibit B or in such other form as the Stock Plan Administrator may designate.  Payment of the exercise price for all of the Shares as to which the Option is being exercised shall be made:  (a) by certified check or money order payable to the order of the Company; (b) if permitted under the Company’s policies then in effect and applicable law, from cash proceeds received under a broker-assisted contemporaneous sale of Shares issued pursuant to such Option exercise; (c) with the prior approval of the Committee (as defined in Paragraph 13 hereof) and subject to the following sentence, by delivering Shares having a Fair Market Value as of the last trading day immediately preceding the exercise date equal to the exercise price for all of the Shares as to which the Option is being exercised, by delivering physical certificates duly endorsed in blank for transfer to the Company or if permitted by the Company, by submitting certificates by attestation; or (d) by a combination of (i) cash, (ii) proceeds from the contemporaneous sale described in clause (b) above and (iii) with prior approval of the Committee, Shares as described in clause (c) above. Notwithstanding anything to the contrary contained herein, Shares used in payment of the exercise price of the Option must (1) have been acquired by the Grantee for cash in the open market at least six months prior to the Option exercise date, or (2) if acquired pursuant to a Stock Grant granted under any equity incentive plan of the Company, including the 2007 Plan, must be owned by the Grantee and all conditions applicable to such Shares pursuant to the Stock Grant must have been satisfied at least six months prior to the Option exercise date, or (3) if acquired from the Company by settlement of a Restricted Stock Unit, or by exercise of an option, Stock Appreciation Right, or other similar award, must have been owned by the Grantee for a period of at least six months prior to the Option exercise date.

Promptly following the Option exercise, the Stock Plan Administrator will instruct the Company’s transfer agent and stock registrar to deliver to the Grantee (or his or her permitted transferee) or for his or her account as specified by the Grantee in the Notice of Exercise, the number of Shares with respect to which the Option was exercised, less the number of Shares sold for purposes of payment pursuant to clause (b) above and less the number of Shares delivered to the Company by attestation pursuant to clause (c) or (d) above.  The Grantee shall not have any of the rights of a stockholder with respect to the Shares issuable upon exercise of the Option until the Shares shall have been issued.  In the event the Option shall be exercised (if permitted hereunder) by a person other than the Grantee, such permitted transferee shall provide appropriate proof of his or her right to exercise the Option to the Stock Plan Administrator in accordance with its policies and procedures.  Shares issued upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

4.        EMPLOYMENT. In consideration of the granting of the Option and regardless of whether the Option shall be exercised, the Grantee will fulfill all the duties and obligations of his or her employment by the Company or its subsidiary.  Nothing in this Agreement shall confer upon the Grantee any right to similar option grants in future years or any right to be continued in the employ of the Company or its subsidiaries or shall interfere in any way with the right of the Company or any such subsidiary to terminate or otherwise modify the terms of the Grantee's employment.

5.        TERMINATION OF EMPLOYMENT.  Except as otherwise provided in Paragraph 6 hereof, in the event that the employment of the Grantee by the Company or its subsidiary terminates, the Option shall be exercisable (to the extent that the Option was vested and therefore exercisable at the time of the Grantee’s termination of employment) for ninety (90) days following such termination of employment, but no later than the expiration date specified on the Information Page; provided, however, if the Option is a non-ISO and if the Grantee continues to provide services to the Company as a consultant or non-employee director following the termination of his or her employment by the Company or its subsidiary, then the Grantee shall not be deemed to have terminated his or her employment for purposes of this sentence during the period of such consultancy or while so serving as a non-employee director.  Notwithstanding anything to the contrary in this Agreement or the 2007 Plan, if the Grantee’s employment is terminated by the Company or any of its subsidiaries for gross misconduct, including without limitation, violations of applicable Company policies or legal or ethical standards, all rights under the Option (including vested rights) shall terminate on the employment termination date.  This Agreement may be terminated by the Company, and upon any such termination the Option underlying this Agreement, to the extent then unexercised shall be null and void as of the date of such termination, upon a breach by the Grantee of any of his or her obligations to the Company pursuant to any written agreement between the Grantee and the Company, including without limitation, any agreement relating to confidentiality, intellectual property or restrictions on competition and solicitation.

6.        DEATH, DISABILITY OR RETIREMENT OF GRANTEE.  In the event of a termination of the Grantee’s employment by the Company or its subsidiary as a result of his or her death, Disability or Retirement, then the portion of the Option which has vested and is exercisable as of the date of the Grantee’s termination of employment shall remain exercisable by the Grantee, or by the Grantee’s estate or heirs, for a period of twelve (12) months following the Grantee’s employment termination date (or, if shorter, the remainder of the Option term), provided that in the case of a termination as a result of Disability or Retirement, the Option was granted to the Grantee at least one year prior to the Grantee's employment termination date or as otherwise determined by the Committee.  The term “Disability” as used in this Agreement shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.  The term “Retirement” as used in this Agreement means the termination of the Grantee's employment with the Company or its subsidiary on or after (a) the Grantee’s 65th birthday or (b) the Grantee’s 55th birthday if the Grantee has completed ten years of service with the Company or any of its subsidiaries.

7.        CONDITION PRECEDENT TO EXERCISE OF OPTION. In the event that the exercise of the Option or the issuance of the Shares upon exercise thereof shall be subject to, or shall require, any prior exchange listing, stockholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal, state or local government or its agencies, then the Option shall not be exercisable until the fulfillment of such condition.  The Grantee shall have no rights against the Company if the Option is not exercisable or its exercise is delayed by virtue of the foregoing sentence.

8.        NON-TRANSFERABILITY.  The Option shall not be transferable otherwise than by will or the laws of descent and distribution and is exercisable during the lifetime of the Grantee only by him or her or his or her guardian or legal representative and following his or her death will be exercisable by the Grantee’s estate, upon presentation to the Stock Plan Administrator of letters testamentary or other documentation satisfactory to the Stock Plan Administrator.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in this Paragraph), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.  Notwithstanding the foregoing, the Committee may permit further transferability to the extent permitted under the 2007 Plan, on a general or specific basis, and may impose conditions and limitations on any such permitted transferability.

9.        EFFECT ON OTHER BENEFITS.  In no event shall the value of the Shares covered by the Option granted under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

10.           PURCHASE FOR INVESTMENT; LEGEND.  Unless the Shares underlying the Option granted hereunder have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue or transfer any Shares covered by any Option unless the Grantee (or Grantee’s permitted transferees pursuant to Paragraph 8 above) shall give a written representation and undertaking to the Company and upon which, in the opinion of Company counsel, the Company may reasonably rely that Grantee is acquiring the Shares for his or her own account as an investment and not with the view to, or for sale in connection with, the distribution of such Shares, and that Grantee will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if Shares are issued or transferred without such registration, a legend to this effect may be placed upon the certificate representing the Shares.

11.           TAXES.  The Grantee must pay or cause to be paid to the Company upon demand any and all amounts due for the purpose of satisfying the Company’s liability, if any, to withhold federal, state or local income tax or employment tax (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the Grantee’s exercise of the Option or the sale of Shares in connection therewith.  The Company shall, to the extent permitted by law, have the right to deduct the required withholding from any payment of any kind otherwise due to the Grantee.  The Grantee shall consult his or her own tax advisors regarding the tax consequences to him or her of the exercise of the Option or sale of any Shares covered by the Option.

12.           AVAILABLE SHARES; LEGAL COMPLIANCE.  The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issuance of such Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

13.           ADMINISTRATION.  The Compensation and Stock Option Committee (the “Committee”) shall have full authority and discretion, subject only to the express terms of the 2007 Plan, to decide all matters relating to the administration and interpretation of the 2007 Plan and this Agreement, and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding.  The Company may designate an internal department or may retain a third-party plan administrator to assist in the administration of the 2007 Plan.  The term “Stock Plan Administrator” as used herein shall mean such internal department or such third-party plan administrator as designated by the Company from time to time.

14.           COSTS.  The Company shall not charge the Grantee for any part of the Company’s cost to administer and operate the 2007 Plan.  If the Company retains a third-party plan administrator to assist in the administration of the 2007 Plan, the Grantee may be charged fees by such third-party plan administrator in connection with the Grantee’s exercise of the Option, sale of Shares, or other transactions which he or she effects through such third-party plan administrator.

15.           AMENDMENT.  This Agreement shall be subject to the terms of the 2007 Plan, as may be amended by the Company from time to time, except that no amendment of the 2007 Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his or her consent.  In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his or her consent.

16.           DATA PRIVACY.  By entering into this Agreement, the Grantee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to disclose to each other such information and data as either of them shall request in order to facilitate the grant of options and the administration of the 2007 Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to store and transmit such information in electronic form.

17.           NOTICES.  All notices and communications by the Grantee (or his or her permitted transferee) in connection with this Agreement or the exercise of the Option granted hereunder shall be delivered to the Stock Plan Administrator.  Unless otherwise directed by the Company, notices to the Stock Plan Administrator shall be delivered in writing by nationally recognized overnight courier, certified mail, postage prepaid or by facsimile to the attention of Chief Financial Officer, Benihana Inc., 8685 N.W. 53rd Terrace, Miami, Florida 33166 (facsimile: (305) 592-6371).  In the event the Company retains a third party plan administrator to administer the 2007 Plan, the Grantee will be advised of the procedure to provide notices to such third party plan administrator and the Company. All notices and communications by the Stock Plan Administrator or the Company to the Grantee (or his or her permitted transferee) in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee's e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee's residence or to such other address as may be designated in writing by the Grantee.

18.           ENTIRE AGREEMENT AND WAIVER.  This Agreement and the 2007 Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof.  To the extent that there is an inconsistency between the terms of the 2007 Plan and this Agreement, the terms of the 2007 Plan shall control.  There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the 2007 Plan.  Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

19.           SEVERABILITY AND VALIDITY.  The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

20.           GOVERNING LAW.  The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Florida.

21.           SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

22.           HEADINGS; DEFINITIONS.  Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Option or any provision hereof.  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 2007 Plan.

* * *
By my signature below I am accepting the stock option grant described on the Information Page annexed hereto as Exhibit A, subject to the terms and conditions contained in this Employee Stock Option Agreement and the 2007 Plan.

Dated: _______________

_________________________________
Name:

Approved:
BENIHANA INC.

By: ___________________

EXHIBIT A

INFORMATION PAGE

Name of Grantee:
Type of Award:	Stock Option
Date of Grant:
Expiration Date:
Number of Shares underlying the Stock Option Grant:
Number of Shares Intended to Qualify as an ISO:
Number of Shares Designated as a Non- ISO:
Option Exercise Price per Share:
Vesting Schedule:	Number of Shares	Vesting Dates

FORM OF NOTICE - EXHIBIT B

NOTICE OF EXERCISE OF STOCK OPTION
OF
BENIHANA INC.

                                             Dated: _______________
Stock Plan Administrator
Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

Dear Sir:

Reference is made to the Benihana Inc. 2007 Equity Incentive Plan (as may be amended from time to time, the “2007 Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2007 Plan.

1.           Exercise Election:

This constitutes notice, as required under my Employee Stock Option Agreement, that I elect to purchase the number of Shares for the price set forth below.

Stock Option dated:	______________________________________

Exercise price per Share:	______________________________________

Number of Shares as to which ISO
is being exercised:	______________________________________

Number of Shares as to which Non-ISO
is being exercised:	______________________________________

Total Exercise Price:	______________________________________

2.           Method of Payment (Check one of the following to indicate method of payment):

___           A.  Cash:  Enclosed is a certified check or money order payable to “Benihana Inc.” in the amount of $_________   in full payment of the Total Exercise Price plus such amounts required to satisfy the Company’s withholding obligation with respect to this exercise.

___           B.  Broker-Assisted Cashless Exercise:  I have authorized the broker with which I maintain (or am currently establishing) an account, to act as my agent with respect to the immediate sale of Shares acquired through this Option exercise through a broker-assisted “cashless” exercise.  I have completed the necessary documentation with my broker and have enclosed a copy of the letter directing my broker to deliver to the Company a portion of the proceeds from the sale of the Shares equal to the Total Exercise Price plus amounts required to satisfy the Company’s withholding obligations with respect to this exercise.  By signing this Notice, I also agree to deliver and cause my broker to deliver such proceeds to the Company and such other documentation as the Company may request to complete the exercise.

___           C.  (SUBJECT TO PRIOR APPROVAL BY THE COMPENSATION AND STOCK OPTION COMMITTEE)  Stock:  I am paying the Total Exercise Price by surrender of ___________ Share(s) with a total Fair Market Value of $___________ (based on the average of the high and low prices of the Company’s Class A Common Stock on the last trading day immediately preceding the date hereof).  I have enclosed a certified check or money order payable to “Benihana Inc.” in the amount of $_________ in full payment of the withholding obligations of the Company with respect to this exercise.

___           D.  (SUBJECT TO PRIOR APPROVAL BY THE COMPENSATION AND STOCK OPTION COMMITTEE)  Part Cash/Part Stock:  In full payment of the Total Exercise Price, I enclose a certified check or money order in the amount of $____________ (representing a portion of the Total Exercise Price and full payment of the Company’s withholding obligations with respect to this exercise) and am paying the balance of Total Exercise Price by surrender of ___________ Share(s) with a total Fair Market Value of $__________ (based on the average of the high and low prices of the Company’s Class A Common Stock on the last trading day immediately preceding the date hereof).

3.           Instructions for Delivery of Shares:

Issue Certificate in the name of:	If requesting shares to be delivered electronically
(“DWAC”) to a broker:
_______________________________	DTC#:_________________________________
Address:________________________	Agent bank #:___________________________
_______________________________	Account #:_____________________________
_______________________________	Broker Name: ___________________________
Contact Name: __________________________
Mail Certificate to (if different than above):	Phone #: ______________________________
____________________________	Email: _________________________________
____________________________
____________________________

4.           Representations and Covenants:

I hereby represent that (i) I am purchasing all of such Shares for my own account and not for purposes of resale or distribution and (ii) all Shares surrendered for payment of the Exercise Price have been continuously owned by me for at least six (6) months immediately preceding the delivery of such Shares hereunder.  By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2007 Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of (A) my share of any employment taxes that may be due as a result of the exercise of the Option, and (B) any income tax withholding that may be required as a result of any Disqualifying Disposition (as defined below) of the Shares, and (iii) to notify you in writing within fifteen (15) days after the date of any disposition of the Shares issued upon exercise of this Option that occurs within two (2) years after the date of grant of the Option or within one (1) year after the date of issuance of the Shares to me (a “Disqualifying Disposition”).

___________________________________
Name (please print):

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